AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 21, 2007

Registration No. 333-_______

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
 UNDER
THE SECURITIES ACT OF 1933

Metallica Resources Inc.

(Exact name of registrant as specified in its charter)

Federally Incorporated in Canada	980168700
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

36 Toronto Street, Suite 1000

Toronto, Ontario, Canada M5C 2C5

(Address of registrant’s principal executive offices)

Metallica Resources Inc. Stock Option Plan

(Full title of the plan)

Richard J. Hall

President and Chief Executive Officer

Metallica Resources Inc.

c/o Metallica Management Inc.

12200 East Briarwood Avenue, Suite 165

Centennial, Colorado 80112

(303) 796-0229

(Name, address and telephone number, including area code,

 of agent for service and authorized representative of registrant in the United States)

with a copy to:

Susan K. Shapiro, Esq. Burns & Levinson LLP 125 Summer Street Boston, Massachusetts 02110 (617) 345-3000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Shares without par value	4,319,166 shares	(3)	$18,641,161(3)	$572.28(3)

(1)

In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities to be offered or issued pursuant to the Metallica Resources Inc. Stock Option Plan because of the provisions of such Plan relating to adjustments for changes resulting from any reorganization, recapitalization, reclassification, stock dividend, stock split or other similar change.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act.

(3)

In accordance with Rule 457(h) under the Securities Act, in the case of Common Shares which may be purchased upon exercise of outstanding options as to 2,031,285 of the Common Shares being registered hereunder, the registration fee is calculated on the basis of the prices at which the options may be exercised. These prices range from $3.04 to $5.10 per share. In accordance with Rules 457(c) and 457(h) under the Securities Act, in the case of the 2,287,881 Common Shares being registered hereunder for which options have not yet been granted and the purchase price of which is therefore unknown, the registration fee is calculated on the basis of the average of the high and low sale prices per share of the Registrant’s Common Shares reported on the American Stock Exchange on December 17, 2007, such average being $4.62.

EXPLANATORY NOTE

This registration statement is filed pursuant to General Instruction E to Form S-8 by Metallica Resources Inc., a company incorporated under the laws of Canada, in order to register 4,319,166 common shares without par value (the “Additional Shares”), which shares are in addition to the aggregate 6,073,799 common shares previously registered on a Registration Statement on Form S-8 (File No. 333-36154) filed with the Securities and Exchange Commission (the “Commission”) on May 3, 2000 as amended by Post-Effective Amendment No. 1 thereto filed with the Commission on October 28, 2003 (as amended, the “Prior Registration Statement”) for issuance pursuant to the Metallica Resources Inc. 1996 Stock Option Plan and 1994 Stock Option Plan (collectively, the “Precedent Plans”).  As of May 23, 2006, the Precedent Plans were consolidated in an amended and restated Stock Option Plan (the “Plan”).  The Additional Shares comprise a replenishment of 1,819,166 common shares previously issued pursuant to the Plan, and an incremental increase of 2,500,000 common shares issuable pursuant to the Plan.  The registrant incorporates by reference herein the contents of the Prior Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

In accordance with the Note to Part I of Form S-8, the information specified by Part I has been omitted from this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.

Incorporation of Documents by Reference.

The registrant is subject to the informational and reporting requirements of Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files and furnishes reports and other information with the Securities and Exchange Commission (the “Commission”).  The following documents that the registrant filed with, or furnished to, the Commission (Exchange Act File No. 1-31875) are incorporated herein by reference:

(a)

The registrant’s Annual Report on Form 20-F for the year ended December 31, 2006.

(b)

The registrant’s Reports on Form 6-K furnished to the Commission on February 5, 2007, March 1, 2007, March 28, 2007, May 4, 2007 (as to Exhibits B and C only), May 18, 2007, June 4, 2007, July 5, 2007, August 15, 2007, September 21, 2007 and November 15, 2007.

(c)

The description of the securities contained in the registrant’s registration statement on Form 20-F under the Exchange Act filed with the Commission on September 5, 1995 and including any amendments or reports filed for the purpose of updating such description.

All documents filed by the registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed incorporated by reference herein and to be a part hereof from the date of filing of such documents.  The registrant may also incorporate by reference herein the registrant’s reports on Form 6-K, furnished to the Commission after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, that the registrant identifies in the Form 6-K as being incorporated herein.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.

Description of Securities.

Not Applicable.

Item 5.

Interests of Named Experts and Counsel.

Not Applicable.

Item 6.

Indemnification of Officers And Directors.

The provisions of the Canada Business Corporations Act provide for the indemnification of the directors and officers of the registrant.  These provisions generally permit indemnification of directors and officers against costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, of any civil, criminal or administrative action or proceeding that any such person may incur by reason of serving in such positions if the person acted honestly and in good faith with a view to the best interest of the corporation, and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, if the person had reasonable grounds for believing that his or her conduct was lawful.

Section 5.2 of the registrant’s Bylaws provides that the registrant shall, to the fullest extent permitted by the provisions of Section 124 of the Canada Business Corporations Act, indemnify all of its officers and directors for any liability and all costs, charges and expenses that any such persons may sustain or incur in respect of any action, suit or proceeding that is proposed or commenced against any or all of them for or on account of any act or omission alleged to have been committed while acting within the scope of their duties as officers or directors of the registrant.

Item 7.

Exemption From Registration Claimed.

Not Applicable.

Item 8.

Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9.

Undertakings.

 (a)  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which  offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions of Item 6, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Centennial, State of Colorado, on the 20th day of December, 2007.

METALLICA RESOURCES INC.
Registrant

By: /s/ Richard J. Hall
Richard J. Hall
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard J. Hall and Bradley J. Blacketor, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement, any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and any or all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or any substitute or substitutes for any or all of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard J. Hall Richard J. Hall	President, Chief Executive Officer and Director (Principal Executive Officer and Authorized Representative in the United States)	December 20, 2007
/s/ Bradley J. Blacketor Bradley J. Blacketor	Chief Financial Officer, Vice President and Secretary (Principal Financial and Accounting Officer)	December 20, 2007
/s/ Craig J. Nelsen Craig J. Nelsen	Chairman and Director	December 20, 2007
/s/ J. Alan Spence J. Alan Spence	Director	December 20, 2007
/s/ Ian A. Shaw Ian A. Shaw	Director	December 20, 2007
/s/ Amjad Ali Amjad Ali	Director	December 20, 2007
_____________ Robert Martinez	Director
_____________ Jorge Mendizabal	Director
_____________ Thomas F. Pugsley	Director

Exhibit Index

Exhibit Number	Description of Document

4.1	Certificate of Incorporation	*
4.2	By-laws	*
5	Opinion of Beach, Hepburn, LLP (including the consent of such firm) regarding the legality of the securities being offered
23.1	Consent of Beach, Hepburn, LLP (included as part of Exhibit 5 hereto)
23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm
23.3	Consent of WLR Consulting, Inc.
23.4	Consent of William L. Rose
23.5	Consent of Mark A. Petersen
23.6	Consent of Raúl R. Roco
24	Powers of Attorney (included on signature page)
99	Metallica Resources Inc. Stock Option Plan, as amended and restated as of May 23, 2006

*  Previously filed.